FOR IMMEDIATE RELEASE
January 18, 2007

For further information contact:
Craig L. Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                             KEARNY FINANCIAL CORP.
                   ANNOUNCES STOCK REPURCHASE PLAN COMPLETION,
                 AUTHORIZATION FOR SECOND STOCK REPURCHASE PLAN

Fairfield,  New Jersey,  January 18, 2007 - Kearny Financial Corp.  (Nasdaq GSM:
KRNY) (the "Company") announced today that during the quarter ended December 31, 2006, it completed its initial stock repurchase plan for 5% of the Company's outstanding common stock held by persons other than its parent mutual holding company, Kearny MHC. A total of 1,091,063 shares were repurchased.

Additionally, the Company announced that the Board of Directors has authorized a second stock repurchase plan to acquire up to 1,036,634 shares or 5% of the Company's currently outstanding common stock held by persons other than Kearny MHC.

Such purchases will be made from time to time in the open market or in privately negotiated stock purchases, based on stock availability, price and the Company's financial performance. It is anticipated that purchases will be made during the next twelve months, although no assurance can be given as to when they will be made or to the total number of shares that will be purchased.

John N. Hopkins, President and Chief Executive Officer of the Company, stated, "We believe that the repurchase of Kearny Financial Corp. common stock demonstrates our continued commitment to enhancing shareholder value through sound capital management strategies."


Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At September 30, 2006, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.03 billion, $1.47 billion and $487.8 million, respectively. Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol "KRNY."

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.